Exhibit 10.2  E-Mail Service Agreement

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of August 10, 2013 by and between THE OWINGS GROUP, LLC, A Delaware limited liability company (“Owings”), and List Solutions, Inc. (“List Solutions”),

WHEREAS, Owings is a company providing a broad range of financial services; and

WHEREAS, List Solutions is in the business of providing   direct marketing  services including, but not limited to email, telephone solicitation, text, social networking and direct mail marketing; and

WHEREAS, Owings and List Solutions desire to enter into an Agreement whereby List Solutions will provide  email marketing services to  Owings in accordance with the terms and conditions contained herein; and

NOW THEREFORE, the parties hereto, in exchange for the mutual promises and covenants contained herein, as well as other good and valuable consideration, the adequacy of which is hereby acknowledged by the parties, and intending to be legally bound, the parties mutually agree as follows:

ARTICLE I

Services

1.01           During the term of this Agreement, List Solutions will utilize its current lists to regularly send out marketing materials regarding the products and services of Owings.

1.02           List Solutions agrees to send out as many different emails each month as Owings shall, from time to time request.

1.03       List Solutions agrees that during the term of this Agreement it will continue to regularly update and build on its current lists so as to insure that the information contained on its lists is accurate and to insure a steady stream of new contacts for Owings.

1.04           The content of all marketing materials shall be provided to List Solutions by Owings.  To the extent that any marketing materials are prepared directly by List Solutions, such materials shall be approved by Owings, in writing, prior to disbursement.

1.05           All marketing campaigns initiated by List Solutions for Owings shall comply with all federal, state and local laws, rules and regulations.

ARTICLE II

COMPENSATION

2.01           In exchange for the services provided in Article I above, Owings shall pay List Solutions a monthly fee of five thousand five hundred dollars ($5,500).  This fee may be modified from time to time by the parties provided that such modification is in writing and signed by both parties.

ARTICLE III

Term and Termination

3.01           Subject to the terms and  conditions set forth in this Agreement, the Agreement shall become effective as of September 1, 2013, and shall continue until terminated, by either party, upon thirty (30) days written notice to the non-terminating party.

Article IV

Covenants

5.01 Confidential Information. List Solutions acknowledges that it may make use of, acquire, or add to Owings’ confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of Owings; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, management and operations. Therefore, to protect Owings’ confidential information and to protect employees who depend on Owings for regular employment, List Solutions agrees that it will not in any way use or disclose any of said confidential information except in connection with this Agreement.  List Solutions further agrees that,  except in connection with the business of Owings, it will not copy or reproduce the original or any copies of said confidential information and will not directly divulge any of said confidential information to anyone without the prior written consent of Owings.

Article V

Assignment

6.01. This Agreement may be assigned by Owings upon written notice to List Solutions and shall be binding upon and inure to the benefit of such successors and assigns. .  Given the unique nature of the services to be performed by List Solutions.   This Agreement may not be assigned by List Solutions without the express written consent of Owings.

ARTICLE VI

Entire Agreement

7.01. This Agreement constitutes the entire understanding between Owings and List Solutions concerning these services and supersedes any and all previous agreements between List Solutions and Owings or any of its affiliates and subsidiaries. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

Article VII

Applicable Law; Miscellaneous

8.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. All actions brought to interpret or enforce this Agreement shall be brought in federal courts in Maryland or state courts located in Baltimore County, Maryland. Notwithstanding the foregoing, at the sole option of Owings, all controversies under this Agreement may be subject to resolution by arbitration before the American Arbitration Association.    Should Owings elect to submit any dispute to Arbitration, Owings shall provide written notice to List Solutions, identifying in reasonable detail the matters to be arbitrated and the relief sought.  Arbitration shall be before a three-person tribunal of neutral arbitrators, consisting of attorneys with at least ten (10) years’ experience in commercial law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the three arbitrators. If the parties fail to select arbitrators as required within twenty (20) days after delivery of notice from the part desiring arbitration, the AAA shall appoint the arbitrator or arbitrators that have not been selected by the parties. The arbitrators shall be entitled to a fee commensurate hereunder. The arbitration shall be arbitrated in Baltimore County, Maryland  and shall be governed by Maryland  law. .

8.02 Attorney’s Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

8.03 Waiver. To the extent allowed by law, List Solutions will be held harmless and indemnified for any wrongdoing by Owings. Owings will be held harmless and indemnified by List Solutions for any wrongdoing by List Solutions.

8.04 Unenforceability, The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.05 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8.06 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below,

THE OWINGS GROUP, LLC                                                                                     LIST SOLUTIONS, INC.

By: __/s/ Jordan Zukerberg___8/10/13                                                                                          __/s/ Thomas VanBuskirk____8/10/13

      Jordan Zukerberg, Member                                                      Date                                Thomas VanBuskirk, President                                                      Date